Exhibit 30(H)(4)(IV)

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(Amended effective as of May 1, 2023)

Name of Separate Account	Contracts Funded by Separate Account
Minnesota Life Individual Variable Universal Life Account	Minnesota Life Accumulator VUL

Premier Variable Universal Life

Variable Universal Life Defender®

Variable Universal Life Survivor - SVUL

Minnesota Life Variable Universal Life Account	Variable Group Universal Life

This Schedule A to the Participation Agreement dated September 20, 2007, by and among the parties identified below is updated and effective as of May 1, 2023, and replaces all prior versions of this Schedule.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

MINNESOTA LIFE INSURANCE COMPANY		THE VANGUARD GROUP, INC.

By:	/s/ Kristin Ferguson	By:	/s/ Sarah Cognetti
Name:	Kristin Ferguson	Name:	Sarah Cognetti
Title:	VP, CFO & Actuary-Individual Solutions	Title:	Principal, Head of Strategic Operations

VANGUARD VARIABLE INSURANCE FUND		VANGUARD MARKETING CORPORATION

By:	/s/ Michael Drayo	By:	/s/ Carolyn Sherry
Name:	Michael Drayo	Name:	Carolyn Sherry
Title:	Assistant Secretary	Title:	Head of Intermediary Operations